GeoGlobal Resources Inc.

Supplement to Prospectus dated December 3, 2007

This supplement is filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to correct the stockholdings of the named persons indicated in the list of Selling Securityholders appearing on pages 16 and 17 of the Prospectus dated December 3, 2007 of GeoGlobal Resources Inc.

Name of Selling Securityholder	Shares Beneficially Owned Prior to this Offering	Shares Beneficially Owned Offered for Selling Securityholder Account	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Deephaven European Event Master Fund Ltd. (1)	337.500	337.500	0	*
Deephaven Growth Opportunities Ltd. (2)	627,300	627,300	0	*
Deephaven Event Trading Ltd. (3)	1,224,000	1,224,000	0	*
MMCAP International Inc. SPC (4)	450,000	450,000	0	*

*           Less than 1%.

(1)	Deephaven European Event Master Fund Ltd. advises that the following persons are the authorized signing officers and exercise voting and/or investment power over the shares:
Colin Smith, Matt Nunn, Tony Chedraouri, Paul Newman, Lee Scales, Graham Fillery.
(2)	Deephaven Event Trading Ltd. advises that the following persons are the authorized signing officers and exercise voting and/or investment power over the shares:
Colin Smith, Matt Nunn, Tony Chedraouri, Andy Greenberg, Sanjiv Bhatia, Paul Newman, Jeff Golbus, Aaron Switz, Aaron Demeny, John Stephenson, Mark Rose, Nick Brown, Frank Strezo, Lee Scales, Graham Fillery, Ambrose Meau, Lewis Fellas, John William Stephens, Christopher Jackson.
(3)	Deephaven Growth Opportunities Trading Ltd. advises that the following persons are the authorized signing officers and exercise voting and/or investment power over the shares:
Colin Smith, Andy Greenberg, Tony Chedraouri, Aaron Switz, Aaron Demeny,  John Stephenson, Mark Rose, Nick Brown, Frank Strezo, Paul Newman, Lee Scales.
(4)	MMCAP International Inc. SPC advises that the following persons are the authorized signing officers and exercise voting and/or investment power over the shares: Matthew MacIsaac and Hillel Meltz.

The date of this Supplement is December 18, 2007.